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                                                                 EXHIBIT 21.1

                   SUBSIDIARIES OF TANISYS TECHNOLOGY, INC.

1st Tech Corporation (a Delaware corporation)

DarkHorse Systems, Inc. (a Delaware corporation)

Rosetta Marketing and Sales, Inc. (a Texas corporation)